Exhibit 5.1

February 6, 2026

United Airlines Holdings, Inc.

233 South Wacker Drive

Chicago, IL 60606

United Airlines, Inc.

233 South Wacker Drive

Chicago, IL 60606

Ladies and Gentlemen:

We have acted as special counsel to United Airlines Holdings, Inc., a Delaware corporation (formerly known as United Continental Holdings, Inc., “UAL”), and United Airlines, Inc., a Delaware corporation (“United” and, together with UAL, the “UAL Parties”), in connection with the original issuance of the Notes (as defined below).

In arriving at the opinions expressed below, we have reviewed the following documents, each of which is dated as of the date hereof, except where otherwise indicated above or below:

(a)	an executed copy of the Underwriting Agreement, dated February 3, 2026 (the “Underwriting Agreement”), among the UAL Parties and the Underwriters, acting through their representatives, Barclays Capital Inc. and BofA Securities, Inc.;

(b)	an executed copy of the Indenture, dated as of May 7, 2013 (the “Original Indenture”), among the UAL Parties and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”);

(c)	an executed copy of the Seventh Supplemental Indenture (the “Seventh Supplemental Indenture”; the Original Indenture as supplemented by the Seventh Supplemental Indenture, the “Indenture”) among the UAL Parties and the Trustee;

(d)	executed copies of two 4.875% Senior Notes due 2029 registered in the name of Cede & Co. each in the aggregate principal amount of $500,000,000 (the “Notes”), each with a notation of note guarantee attached thereto (the “Guarantee Notation”), executed on behalf of United, relating to the guarantee of the Notes by United pursuant to Article X of the Indenture (the “Note Guarantee” and, together with the Notes, the “Securities”); and

(e)	the registration statement on Form S-3 (Registration Nos. 333-275664, 333-275664-1), dated November 20, 2023, filed by the UAL Parties with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “Securities Act”) (the registration statement, including the exhibits thereto and the documents incorporated by reference therein to and including the date of the Underwriting Agreement, is referred to herein as the “Registration Statement”).

The documents described in the foregoing clauses (b) through (d) are collectively referred to herein as the “Opinion Documents”.

We have considered such matters of law and fact, and relied upon such certificates of officers of the UAL Parties and public officials, corporate records and other information furnished to us, including without limitation the certificates and representations referred to below, as we have deemed appropriate as a basis for the opinions set forth below.

In arriving at the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and that there have been no amendments, modifications or supplements of, or any waivers of any provisions of, any of such documents, written or oral, which facts we have not independently verified. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and of the representations and warranties set forth therein, (ii) that (A) each of the Opinion Documents has been duly authorized, executed and delivered by each party thereto (other than the UAL Parties), (B) each party to the Opinion Documents has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that the assumption set forth in this clause (ii)(B) is not made as to the UAL Parties regarding matters of the law of the State of New York, applicable federal law of the United States of America (other than federal aviation laws) or the General Corporation Law of the State of Delaware), and that, except as specifically covered in the opinions expressed below, each of the Opinion Documents is a valid, binding and enforceable obligation of each party thereto, (C) all signatures (including, without limitation, electronic signatures) on documents examined by us are genuine, and (D) all persons signing such documents are competent and have legal capacity and (iii) that the Notes have been duly authenticated by the Trustee and issued and delivered against payment therefor in accordance with the Indenture and the Underwriting Agreement. We have made no investigation or review of any matters relating to the UAL Parties or any other Person other than as expressly described herein.

Based on and subject to the foregoing, and to the other assumptions, qualifications and limitations set forth herein, it is our opinion that:

1.            Each UAL Party is validly existing as a corporation in good standing under the laws of the State of Delaware.

2.            Each UAL Party has the corporate power to enter into each of the Original Indenture and the Seventh Supplemental Indenture and to perform its obligations thereunder.

3.            UAL has the corporate power to enter into the Notes and to perform its obligations thereunder.

4.            United has the corporate power to enter into the Guarantee Notation and to perform its obligations thereunder.

5.            The execution and delivery by each UAL Party of the Original Indenture and the Seventh Supplemental Indenture have been duly authorized by all necessary corporate action of such UAL Party, and the Original Indenture and the Seventh Supplemental Indenture have been duly executed and delivered by each UAL Party. The Indenture is a valid and binding obligation of each UAL Party, enforceable against each UAL Party in accordance with its terms.

6.            The execution and delivery by UAL of the Notes have been duly authorized by all necessary corporate action by UAL, and the Notes have been duly executed by UAL. Each of the Notes constitutes a valid and binding obligation of UAL, entitled to the benefits of the Indenture, enforceable against UAL in accordance with its terms.

7.            The execution and delivery by United of the Guarantee Notation have been duly authorized by all necessary corporate action of United, and the Guarantee Notation has been duly executed by United. The Guarantee Notation constitutes a valid and binding obligation of United, entitled to the benefits of the Indenture and enforceable against United in accordance with its terms.

The foregoing opinions are subject to the following assumptions, qualifications and limitations:

(a)          The opinions in paragraphs 5, 6 and 7 above are subject to the effect of, and limitations arising from, (i) bankruptcy, insolvency, reorganization, moratorium, receivership, fraudulent transfer, fraudulent conveyance, preferential transfer and other similar laws relating to or affecting the rights or remedies of creditors generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity including, without limitation, laches and estoppel as equitable defenses and concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether enforceability is considered or applied in a proceeding in equity or at law) and considerations of impracticability or impossibility of performance, and defenses based upon unconscionability of otherwise enforceable obligations in the context of the factual circumstances under which enforcement thereof is sought. Our opinions above regarding enforceability are subject to the qualification that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. In addition, certain remedial, procedural and other provisions of the Opinion Documents are or may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of the Opinion Documents and does not, in our opinion, make the remedies provided in the Opinion Documents, or otherwise available under applicable law, inadequate for the practical realization of the substantive benefits purported to be provided thereby, except for the economic consequences resulting from any delay imposed by, or any procedure required by, applicable laws, rules, regulations and by constitutional requirements.

(b)          We express no opinion as to any provision contained in any of the Opinion Documents (i) that purports to establish or may be construed to establish evidentiary standards, (ii) as such provision relates to the jurisdiction of federal courts or the waiver of inconvenient forum with respect to proceedings in federal courts, (iii) providing for a premium, late payment charges or an increase in interest rate upon delinquency in payment or the occurrence of a default or other specified event, but only to the extent such provision is deemed to constitute a penalty or liquidated damages provision, (iv) providing for indemnification or exculpation of, or contribution to, any Person for such Person’s gross negligence, willful misconduct, recklessness or unlawful conduct or in respect of liabilities under the Securities Act, (v) providing for the waiver of any statutory right or any broadly or vaguely stated rights or unknown future rights, or any waiver which is against public policy considerations, (vi) to the extent such provision states that the provisions of such Opinion Document are severable, or (vii) waiving trial by jury to the extent applicable to the issue of validity of the contract containing such waiver. Under certain circumstances the requirement that the provisions of an Opinion Document may be modified or waived only in writing or only in a specific instance and provisions to the effect that failure or delay in exercising any right, remedy, power and/or privilege will not impair or waive such right, remedy, power and/or privilege may be unenforceable to the extent that an oral agreement has been effected or a course of dealing has occurred modifying such provisions. A court may modify or limit contractual agreements regarding attorneys’ fees.

(c)          Provisions of any Opinion Document which permit any Person to take action or make determinations, or to benefit from indemnities, contribution agreements or similar undertakings, or waivers, exculpatory provisions or similar provisions, may be subject to limitations imposed by law or by public policy considerations.

(d)          Insofar as the foregoing opinions relate to the valid existence and good standing of a UAL Party, they are based solely on a certificate of good standing with respect to such UAL Party received from the Secretary of State of the State of Delaware.

(e)          The foregoing opinions are limited to the law of the State of New York, the federal law of the United States of America and the General Corporation Law of the State of Delaware, in each case as in effect on the date hereof, except that we express no opinion with respect to (i) the laws, regulations or ordinances of any county, town or municipality or governmental subdivision or agency thereof, (ii) state securities or blue sky laws or federal securities laws, including without limitation the Securities Act and the Trust Indenture Act of 1939, as amended, (iii) any federal or state tax, labor, pension or other employee rights or benefits, antitrust, foreign investment, foreign asset or trading control, anti-money laundering, anti-terrorism, anti-corruption, anti-racketeering, international trade regulation and investment, national security, banking, insurance, environmental, intellectual property, privacy, fiduciary duties of directors or officers or fraudulent transfer or conveyance laws, (iv) the Employee Retirement Income Security Act of 1974, as amended, (v) federal aviation laws, or (vi) the

Corporate Transparency Act of 2019, as amended. In addition, our opinions are based upon a review of those laws, statutes, rules and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Opinion Documents. For the avoidance of doubt, we do not express any opinion regarding Delaware contract law.

(f)           We express no opinion as to whether a corporation may guarantee or otherwise become liable for, or pledge its assets to secure, indebtedness incurred by another corporation (an “Other Entity”) except to the extent such corporation may be determined to have benefited from the incurrence of such indebtedness by the Other Entity or as to whether such benefit may be measured other than by the extent to which the proceeds of the indebtedness incurred by the Other Entity are directly or indirectly made available to such guarantor for its corporate purposes.

(g)          We call to your attention that enforceability of a guarantee may be affected by changes in or amendments to the guaranteed obligations without the guarantor’s consent to the extent such changes or amendments are so material as to constitute a new agreement with respect to the guaranteed obligations.

We are furnishing this opinion letter to you solely for your benefit in connection with the transactions described above for purposes of filing this opinion letter with the Commission to make it an exhibit to the Registration Statement. This opinion letter is not to be used, circulated, quoted, relied upon or otherwise referred to for any other purpose whatsoever without in each instance our prior written consent. This opinion letter speaks only as of the date hereof, and we disclaim any obligation to advise you of changes of law or fact that occur after the date hereof.

[Signature Page Follows]

We hereby consent to the filing of this opinion with the Commission to make it an exhibit to the Registration Statement and we further consent to the use of our name under the caption “Legal Matters” in the forms of prospectus relating to the offering of the Securities included in the Registration Statement or filed by the UAL Parties pursuant Rule 424(b) under the Securities Act. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Hughes Hubbard & Reed LLP

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